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                                                                   Exhibit 11.01
                             OCULAR SCIENCES, INC.

   STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (BASIC AND DILUTED)

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                                                                  Year ended December 31,
                                                         -------------------------------------------
                                                         1995            1996           1997
                                                         ----            ----           ----
Net income per share (basic):

  Net income                                             $ 8,708,000     $10,094,000     $20,584,000
                                                          ==========      ===========     ===========

  Weighted average common shares outstanding              15,790,770      16,445,404      18,721,749
                                                          ==========      ===========     ===========

  Net income per share (basic)                                 $0.55           $0.61           $1.10
                                                          ==========      ===========     ===========
Net income per share (diluted)

  Net income (diluted)                                   $ 8,790,000     $10,176,000     $20,633,000
                                                          ==========     ===========     ===========

  Weighted average common shares outstanding              15,790,770      16,445,404      18,721,749

  Weighted average shares of stock options
    under the treasury stock method                        3,167,218       2,757,717       2,247,828

  Weighted average shares issuable upon conversion
    of the Series A Preferred Stock                          236,336         236,336         137,863
                                                          ----------     -----------     -----------
  Weighted average number of common and
    dilutive potential common shares outstanding          19,194,324      19,439,457      21,107,440
                                                          ==========     ===========     ===========
  Net income per share (diluted)                               $0.46           $0.52           $0.98
                                                          ==========     ===========     ===========
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